SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
  |X|  Preliminary Proxy Statement
  |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  |_|  Definitive Proxy Statement
  |_|  Definitive Additional Materials
  |_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              LACLEDE STEEL COMPANY
                (Name of Registrant as Specified in Its Charter)

                                 not applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_| $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.

|_| $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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    (2) Aggregate number of securities to which transactions applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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

|X| Fee paid previously with preliminary materials.

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    previously. Identify the previous filing by registration statement number,
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                      Preliminary Copy -- Subject To Change

                              LACLEDE STEEL COMPANY
                             One Metropolitan Square
                            St. Louis, Missouri 63102

                            NOTICE OF SPECIAL MEETING

                                                              September 30, 1996

To the Stockholders:

     By resolution of the Board of Directors, a special meeting of stockholders of LACLEDE STEEL COMPANY (the "Company") will be held at the offices of the Company, Metropolitan Square Building, 15th Floor, 211 North Broadway, in the City of St. Louis, State of Missouri, on Monday, October 28, 1996, at 9:00 a.m., Central Time, for the purpose of considering and acting upon:

     (1) Approving the amendment to the Certificate of Incorporation of the Company to provide for a reduction of the par value per share of the Common Stock from $13.33 per share to $0.01 per share;

     (2) Approving the amendment to the Certificate of Incorporation of the Company to provide for an increase in authorized Common Stock from 5,000,000 shares to 25,000,000 shares; and

     (3) Approving the recapitalization of the Company's Series A Preferred Stock, no par value per share (the "Series A Preferred Stock"), such that the Series A Preferred Stock owned by Ivaco Inc. ("Ivaco") and certain members of management of the Company ("Management Purchasers") is convertible into Common Stock at the option of the holder of such Series A Preferred Stock; effective upon the amendment of the Company's Certificate of Incorporation provided for in Item 1 and Item 2 and pursuant to Section 12 of the Company's Certificate of Designation for Series A Preferred Stock filed with the Secretary of State of the State of Delaware on July 30, 1996.

     None of the proposals will be implemented unless Item 1 and Item 2 are approved. However, the implementation of Item 1 and Item 2 is not conditioned upon the approval of Item 3. Accordingly, a vote against Item 1 or Item 2 or an abstention with respect to Item 1 or Item 2 will generally have the same effect as a vote against all of the Items, but a vote against Item 3 will not affect the implementation of Item 1 and Item 2.

                                        MICHAEL H. LANE

                                        Secretary


YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                      Preliminary Copy -- Subject To Change

                              LACLEDE STEEL COMPANY
                             One Metropolitan Square
                            St. Louis, Missouri 63102

                                 PROXY STATEMENT

To the Stockholders of
LACLEDE STEEL COMPANY

     The accompanying proxy is solicited by the Board of Directors of Laclede Steel Company (the "Company") for use at a special meeting of stockholders of the Company (the "Meeting") to be held at the offices of the Company, Metropolitan Square Building, 15th Floor, 211 North Broadway, St. Louis, Missouri 63102, on October 28, 1996, at 9:00 a.m., Central Time, and at any adjournments or postponements thereof. This proxy statement and accompanying proxy are first being sent or given to stockholders of the Company on or about September 30, 1996.


                            VOTING RIGHTS AND PROXIES

     The close of business on September 25, 1996 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Meeting. As of the close of business on said record date, the only voting stock of the Company outstanding consisted of 4,056,140 shares of Common Stock, $13.33 par value (the "Common Stock"). With respect to matters brought before the Meeting, each stockholder will be entitled to one vote for each share held. The stockholders will vote on the three proposals set forth herein at the Meeting. Since the Meeting is a special meeting, no other matters may be submitted for consideration at the Meeting.

     A majority of the outstanding shares entitled to vote at the Meeting and represented in person or by proxy will constitute a quorum. Approval of Item 1 and approval of Item 2 requires the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company entitled to vote. Approval of
Item 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock voted at the Meeting; however, Item 3 is contingent upon stockholder approval of both Item 1 and Item 2. Shares represented by proxies that are marked "abstain" (including broker non-votes) with respect to any matter will be counted as shares present for purposes of determining the presence of a quorum. The effect of voting shares to "abstain" with respect to
Item 1 and Item 2 is the same as if such shares were voted against Item 1 and
Item 2. Voting shares to "abstain" with respect to Item 3 has no effect on whether or not such item is approved. If no instructions are indicated on the proxy card regarding how the stockholder wants his or her shares voted on any particular Item(s), the shares represented by such proxy card will be voted in favor of such Item(s).

     Any stockholder executing the proxy hereby solicited has the power to revoke the same at any time prior to the exercise of the authority conferred thereby. Revocation may be made effective by giving written notice to the Secretary of the Company at any time before the exercise of the proxy, by signing and delivering to the Secretary prior to the Meeting a

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                      Preliminary Copy -- Subject To Change

later-dated proxy, or by attending the Meeting and voting the shares of stock in person. Attendance at the Meeting will not in and of itself revoke a previously signed and returned proxy. Unless revoked, each proxy will be voted in the manner indicated thereon.

     The Company has retained Morrow & Co., Inc., to solicit proxies in the enclosed form and will pay such firm a fee of approximately $7,500.00 plus reasonable expenses for so acting. In addition, certain officers, representatives, and regular employees of the Company may also contact stockholders by mail, telephone, telegram, or personal interview. The expense of proxy solicitation will be borne by the Company. Ivaco Inc., a Canadian corporation ("Ivaco") and the owner of 2,018,650 shares of Common Stock (or 49.8% of the outstanding Common Stock), has indicated its intention to vote in favor of each of the Items being presented to the stockholders at the Meeting.


                                   BACKGROUND

General

     During the second half of 1995 and the current fiscal year, the Company has experienced operating losses due primarily to extreme weakness in sales prices, especially tubular products. In addition, prior to the transition to 100% cast steel and the related shutdown of the Rod and Blooming Mills in the second quarter of 1996, the Company experienced high production costs for steel produced using the ingot process, which also contributed to operating losses. Net sales for the Company decreased by less than one percent in the first half of 1996 compared to the first half of 1995 but reflected a 13.6% decrease in average selling prices for the Company's steel products which was offset by a 13.8% increase in steel shipments. The cost of products sold increased by 8.4% in the first half of 1996 compared to the first half of 1995. The overall decline in selling prices of the Company's products resulted in a significant reduction in product margins and was the most significant reason for the Company's operating losses of $3,045,000 in the first half of 1996. As a result of these recent losses, the Company's liquidity and capital resources have been reduced.

     In early 1996, the Company began considering strategic alternatives including equity infusions, asset sales and refinancing transactions. Under the terms of its Loan and Security Agreement with Bank America Business Credit, Inc. and certain other financial institutions (the "Loan Agreement"), the Company is prohibited from incurring any additional indebtedness for borrowed money with certain limited exceptions such as the incurrence of (i) trade payables and contractual obligations to suppliers and customers in the ordinary course of business and (ii) debt to finance the purchase of additional equipment and real estate. As a consequence of the Company's operating results for the first six months of 1996 and a reduction in credit availability based on the Company's lower inventory levels, the Company was fully utilizing all amounts available under the Loan Agreement at June 30, 1996. As of the date of this proxy statement, the Company's operations continue to require full utilization of all amounts available under the Loan Agreement. Although, under certain circumstances, the Company is permitted to incur debt subordinated to the debt under the Loan Agreement on terms satisfactory in form and substance to the lenders under the Loan Agreement, the Company does not believe that it would be able to negotiate acceptable terms on subordinated debt. Furthermore,

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restrictions contained in the Company's financing agreements related to its 1990
Solid Waste Disposal Revenue Bonds make it impractical to incur additional debt for working capital other than under the Loan Agreement.

     At the date of this proxy statement, the par value of the Common Stock is $13.33 per share (as compared to the closing price of $4 7/8 on the NASDAQ National Market System on September 24, 1996) and, under applicable law, Common Stock issued by the Company cannot be deemed fully paid and nonassessable unless the Company receives consideration for the issuance thereof at least equal to the par value. Accordingly, additional issuance of Common Stock was not possible for the Company without prior stockholder approval reducing the par value of the Common Stock. With only 943,860 shares of Common Stock authorized for issuance but unissued and a per share trading price of approximately $6.00 (based on the average closing price of the Common Stock during June 1996) the Company did not believe it could raise enough capital to meet its liquidity needs through the sale of Common Stock. Even if stockholders were simultaneously to approve an increase in the amount of authorized Common Stock, a public offering of Common Stock was not considered as a viable option for the Company primarily because of
(i) the delays related to obtaining stockholder approval and proceeding with a subsequent public offering and (ii) the uncertainty related to any attempt to complete an underwritten public offering of Common Stock at an acceptable price given the Company's recent operating results.

     Other methods for raising capital include asset sales and other financing transactions. In the second quarter of 1996, the Company entered into a sale-leaseback transaction which increased cash flow by $4 million. With respect to the potential sale of significant businesses or assets, however, the Company's view, based on preliminary analysis of potential consideration to be received, has been and continues to be that stockholder interests will be maximized by the Company continuing to own such businesses and assets.

     In June 1996, the Company commenced negotiations with Ivaco concerning the possibility of Ivaco making an additional equity investment in the Company. One of the principal benefits of the proposed private placement of equity securities to Ivaco was the ability to consummate such transaction under a relatively short time schedule when compared to the amount of time required to obtain stockholder approval and consummate any subsequent public offering of the Company's equity securities. During the last six months of 1996, the Company anticipates capital expenditures of approximately $2.5 million and contributions to pension plans of $9.4 million. Thus, the time schedule for any proposed transaction was an important factor and, in the Company's view, the issuance of preferred stock represented the best alternative for raising capital. During its negotiations with Ivaco, the Company commenced negotiations with its principal lenders concerning waivers of certain financial covenants contained in the Loan Agreement.

     The Company and Ivaco entered into and consummated a Stock Purchase Agreement (the "Ivaco Agreement") as of July 30, 1996, pursuant to which Ivaco purchased 366,667 shares of Series A Preferred Stock, no par value (the "Series A Preferred Stock"), at $15 per share, for an aggregate purchase price of $5,500,005. In addition, as of the same date, the Company entered into and consummated Management Purchase Agreements (the "Management Agreements") with the Company's five executive officers (the "Management Purchasers") pursuant to

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                      Preliminary Copy -- Subject To Change

which the Management Purchasers purchased an aggregate of 50,000 shares of Series A Preferred Stock from the Company at $15.00 per share for an aggregate purchase price of $750,000. The funds received by the Company from Ivaco and the Management Purchasers were used to improve the Company's working capital position.

     Simultaneously with the execution of the Ivaco Agreement and the Management Agreements, the Company entered into an amendment to the Loan Agreement which changed certain financial covenants thereby permitting the Company to remain in compliance with the Loan Agreement and, subject to certain limitations, permitted dividends to be paid on the Series A Preferred Stock. The principal financial covenants amended relate to increasing the amount of 1996 operating losses permitted to be incurred and, for the remaining term of the Loan Agreement, reducing the amount of consolidated net worth to be maintained by the Company. Such amendments were required based upon the Company's operating results during the first six months of 1996.

     The effectiveness of each of the Ivaco Agreement, the Management Agreements and the Loan Agreement amendment was conditioned upon the effectiveness of each of the other agreements.

     Although the Company could not at this time issue Common Stock or a convertible preferred stock (for the reasons described above), it was determined that the Company would seek stockholder approval to reduce the par value of the Common Stock and to increase the number of shares of Common Stock authorized for issuance and to make the Series A Preferred Stock convertible into Common Stock if such stockholder approval was obtained. Since there could be no assurance that stockholder approval would be obtained, Ivaco and the Management Purchasers have the right to redeem the Series A Preferred Stock if stockholder approval is not obtained. Stockholder approval would also be required under the rules of the National Association of Securities Dealers, Inc. ("NASD") since the potential issuance of Common Stock upon conversion of the Series A Preferred Stock would exceed 20% of the outstanding shares of Common Stock and since certain of the Series A Preferred Stock is held by the Company's management.

     The Company and Ivaco agreed that, given the proposed investment being made by Ivaco and the fact that Ivaco beneficially owns approximately 49.8% of the outstanding shares of Common Stock, if possible, all other stockholders should be given the opportunity to invest in the Series A Preferred Stock. This decision to attempt to provide all other stockholders with the opportunity to purchase Series A Preferred Stock was made primarily because the Company believed it would be appropriate to allow stockholders other than Ivaco to preserve their proportionate interest in the Company and because it would be a means of raising equity for the Company. In August 1996, the Company announced plans to commence a rights offering to all of the Company's stockholders, entitling all such stockholders to subscribe, up to their pro rata share, for the Company's Series A Preferred Stock (the "Rights Offering"). The Company, however, has postponed the Rights Offering in order to allow time to improve recent operating results. The Company's operating results for July and August 1996 were not in line with the Company's internal budgeted numbers that had been developed earlier in the year. As a result of those results, the Company reassessed internal projections for September and the 4th quarter of 1996. Given

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                      Preliminary Copy -- Subject To Change

the actual results for July and August and negative projections for September and the 4th quarter of 1996, the Company determined and continues to believe that a public offering of securities would be inadvisable. It continues to be the Company's intention to proceed with a Rights Offering but only be after operating results have improved.

     In this regard the Company is studying a number of cost reduction and productivity improvement programs. The Company can not at this time determine with certainty when its study and implementation of cost reduction and productively improvement programs will be completed and implemented. The Company currently anticipates that a substantial number of its programs will be implemented during the first quarter of 1997. The study will include areas which the Company does not usually review including compensation and work force related issues and issues concerning employee benefits. The Company does not presently intend to proceed with the Rights Offering until these programs have been implemented. There can be no assurance, however, when or if the Company will proceed with a Rights Offering. Another effect of postponing the Rights Offering is that the Company has begun to reconsider certain strategic alternatives, such as asset sales and refinancing transactions, that had been considered prior to its determination to conduct the Rights Offering.

     To date, Ivaco has not exercised control over the Company's operations. As noted below under "Terms of Ivaco Agreement," Ivaco has the right to cause the Company to use its best efforts to cause the Board of Directors to nominate four persons to serve on the Company's nine person Board of Directors and to use its best efforts to cause the stockholders of the Company to elect such directors. Even without this contractual provision, Ivaco has the ability to elect at least four directors because of Ivaco's 49.8% ownership of the Company's Common Stock and the cumulative voting rights of the Company's stockholders related to the election of directors.

     As noted above, it was determined to consummate the private placement of Series A Preferred Stock to Ivaco and the Management Purchasers prior to commencing any offering to all other stockholders because of the anticipated delay involved in any public offering of securities and the Company's desire to improve its working capital position prior to the completion of such offering. Pursuant to the Ivaco Agreement and Management Agreements, the Company is contractually obligated to proceed with the items presented in this proxy statement.

     Upon the approval of Item 1, Item 2 and Item 3 by the stockholders of the Company, each share of Series A Preferred Stock will pursuant to its terms become convertible, at the option of the holders thereof, into the number of shares of Common Stock equal to $15.00 (the purchase price of a share of Series A Preferred Stock) divided by a conversion price (the "Conversion Price") equal to 80% of the average closing price of the Common Stock on the NASDAQ National Market System for the ten trading days prior to the date of the Meeting. As an example, based on the average closing price for the Common Stock for the ten trading days prior to September 24, 1996 (which was $4 7/8 per share), each share of Series A Preferred Stock would be convertible into 3.85 shares of Common Stock and the Conversion Price would be $3.90. Accordingly, both Ivaco and the Management Purchasers would be able to convert each shares of Series A Preferred Stock into Common Stock at an 80% discount to the average closing price of the Common Stock for ten days prior to the Meeting. Assuming this

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                      Preliminary Copy -- Subject To Change

Conversion Price and assuming that Ivaco converts all of its shares of Series A Preferred Stock into Common Stock, Ivaco would be the beneficial owner of approximately 63% of the Common Stock.


Terms of Ivaco Agreement

     Pursuant to the Ivaco Agreement, the Company agreed that as long as Ivaco, or Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company, is/are the beneficial owner(s) of 40% or greater of the outstanding shares of Common Stock, on a fully diluted basis (the "Ownership Threshold"), Ivaco has the right to cause the Company to use its best efforts to cause its Board of Directors to nominate four persons designated by Ivaco to serve on the Company's nine person Board of Directors and to use its best efforts to cause the stockholders of the Company to elect such Directors, and the Company will not change the number of Directors on the Board of Directors to a number higher than nine. This covenant is a confirmation of a letter agreement reached with Ivaco in 1991 (the "1991 Agreement"), and restates Ivaco's existing rights in a more formal contractual form.

     The Company made certain other covenants pursuant to the Ivaco Agreement, including, but not limited to, that (i) the Company will use its best efforts to cause its stockholders to approve and authorize, as soon as possible, the Proposals contained in Item 1, Item 2 and Item 3 of this proxy statement, (ii) the Company will prepare and file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the Rights Offering, entitling all such stockholders to subscribe, up to their pro rata share (excluding the right of Ivaco to subscribe for the amount of Series A Preferred Stock purchased by Ivaco under the Ivaco Agreement), for up to an aggregate of 647,369 shares of the Company's Series A Preferred Stock, (iii) the Company will use its best efforts to list the Series A Preferred Stock on the NASDAQ National Market System, if eligible, or if not eligible, then on the NASDAQ Small Cap Market, if eligible, and (iv) the Company will pay all actual out-of-pocket expenses incurred by Ivaco in connection with the negotiation and execution of the Ivaco Agreement and the purchase of the Series A Preferred Stock; provided, however, that the Company's obligation will be limited to $50,000. The Company is not currently proceeding with the Rights Offering as a result of recent operating results. See "Background - General."


Standby Agreement

     Pursuant to the Ivaco Agreement, Ivaco agreed to execute a form of Standby Agreement (the "Standby Agreement") immediately prior to the effectiveness of the Registration Statement with respect to the purchase of up to 83,333 shares of Series A Preferred Stock from the Company for an aggregate purchase price of $1,249,995, or $15.00 per share, under certain conditions. The Company is not currently proceeding with the Rights Offering as a result of recent operating results. See "Background - General." Ivaco's obligations to purchase additional Series a Preferred Stock from the Company under the Standby Agreement are postponed until the Company determines to proceed with the Rights Offering.

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                      Preliminary Copy -- Subject To Change

Registration Rights Agreement

     The recent sale of shares of Series A Preferred Stock to Ivaco and the Management Purchasers was not registered with the Commission or with any state's securities commission. Accordingly, to provide Ivaco and the Management Purchasers with the ability to sell the Series A Preferred Stock (and any shares of Common Stock issued upon conversion thereof) owned by them absent an exemption from the registration requirements under the Securities Act of 1933, as amended, the Company, Ivaco and the Management Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company agreed to provide three demand registration rights to Ivaco for such shares (and any shares of Common Stock issued upon conversion thereof) (collectively, the "Registrable Securities") and incidental registration rights to Ivaco and the Management Purchasers.

     In connection with the Registration Rights Agreement, the Company has agreed to indemnify the holders of Registrable Securities against all losses, claims, damages, liabilities or expenses to the extent such losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in any registration statement.


Employment Agreement Amendments

     In connection with the purchase of shares of Series A Preferred Stock by Ivaco and the Management Purchasers, as of July 30, 1996, the Company and each of the Management Purchasers entered into amendments to existing Employment Agreements (as defined below) to eliminate previously existing provisions regarding payments to be made to the Management Purchasers upon a change of control. The other terms of such Employment Agreements were not changed.


Considerations of the Board of Directors

     In approving the terms of the sale of Series A Preferred Stock to Ivaco and the Management Purchasers, the Board of Directors considered such factors as the alternatives available to the Company for raising capital, the Company's long and short term loan obligations, the market price of the Company's Common Stock, the business prospects for the Company and the general conditions of the market place. At a board meeting in July 1996 (the "July Board Meeting"), the Board of Directors reviewed the business prospects for the Company for the remainder of 1996 and, specifically, the need for additional capital resources as a consequence of the Company's operating results for the first six months of 1996, debt incurred in recent years to finance capital expenditures and pension funding requirements. The Board also reviewed with management of the Company the status of the Company's negotiations with its lenders and the Company's ability to obtain amendments to the Loan Agreement.

     Under the terms of the Loan Agreement, the Company is prohibited from incurring any additional indebtedness for borrowed money with certain limited exceptions. As a consequence of the Company's operating results for the first six months of 1996 and a reduction in credit availability based on the Company's

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                      Preliminary Copy -- Subject To Change

lower inventory levels, the Company was fully utilizing all amounts available under the Loan Agreement at June 30, 1996. As of the date of this proxy statement, the Company's operations continue to require full utilization of all amounts available under the Loan Agreement. Based upon its 1996 operating results through June 30, 1996 and considering the assets available for collateral purposes, in July, 1996 the Company did not believe that it would be able to negotiate acceptable terms with respect to any increase in the availability under the Loan Agreement or obtain consent from its lenders with respect to the incurrence of any significant amount of debt from others. Although, under certain circumstances, the Company is permitted to incur debt subordinated to the debt under the Loan Agreement on terms satisfactory in form and substance to the lenders under the Loan Agreement, the Company did not believe that it would be able to negotiate acceptable terms on subordinated debt.

     As of the date of this proxy statement, the par value of the Common Stock is $13.33 per share (as compared to the closing price of $4 7/8 on the NASDAQ National Market System on September 24, 1996) and, under applicable law, Common Stock issued by the Company cannot be deemed fully paid and nonassessable unless the Company receives consideration for the issuance thereof at least equal to the par value. Accordingly, additional issuance of Common Stock was not possible for the Company without prior stockholder approval reducing the par value of the Common Stock. With only 943,860 shares of Common Stock authorized for issuance but unissued and a per share trading price of approximately $6.00 (based on the average closing price of the Common Stock during June 1996) the Company did not believe it could raise enough capital to meet its liquidity needs through the sale of Common Stock. Even if stockholders were simultaneously to approve an increase in the amount of authorized Common Stock, a public offering of Common Stock was not considered as a viable option for the Company primarily because of
(i) the delays related to obtaining stockholder approval and proceeding with a subsequent public offering and (ii) the uncertainty related to any attempt to complete an underwritten public offering of Common Stock at an acceptable price given the Company's recent operating results.

     Accordingly, the Company's Board of Directors determined that the best source of financing at this time is the issuance of convertible preferred stock. It was determined that the Company would seek stockholder approval to reduce the par value of the Common Stock and to increase the number of shares of Common Stock authorized for issuance and to make the Series A Preferred Stock convertible into Common Stock if such stockholder approval was obtained. Since there could be no assurance that stockholder approval would be obtained, Ivaco has the right to redeem the Series A Preferred Stock if stockholder approval is not obtained. Stockholder approval would also be required under the rules of the NASD since the potential issuance of Common Stock upon conversion of the Series A Preferred Stock would exceed 20% of the outstanding shares of Common Stock and since certain of the Series A Preferred Stock is held by management of the Company.

     The Company and Ivaco agreed that, given the proposed investment being made by Ivaco and the fact that Ivaco beneficially owns approximately 49.8% of the outstanding shares of Common Stock, if possible, all other stockholders should be given the opportunity to invest in the Series A Preferred Stock. This decision to attempt to provide all other stockholders with the opportunity to purchase Series A Preferred Stock was made primarily because the Company believed it would be appropriate to allow stockholders other than Ivaco

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                      Preliminary Copy -- Subject To Change

to preserve their proportionate interest in the Company and because it would be a means of raising equity for the Company. In August 1996, the Company announced plans to commence a Rights Offering. The Company, however, has postponed the Rights Offering in order to allow time to improve recent operating results. In this regard the Company is studying a number of cost reduction and productivity improvement programs. The Company does not presently intend to proceed with the Rights Offering until these programs have been implemented. See "Background - General." There can be no assurance, however, when or if the Company will proceed with a Rights Offering.

     The increase in authorized Common Stock from 5,000,000 to 25,000,000 shares will allow the Company (i) to recapitalize the Series A Preferred Stock previously sold to Ivaco and the Management Purchasers, thereby eliminating such stockholders' redemption rights in connection with such shares, and (ii) to authorize sufficient shares of Common Stock to be able at some date in the future to offer to all other stockholders of the Company preferred stock with terms and conditions substantially similar to the Series A Preferred Stock sold to Ivaco and the Management Purchasers. As noted above, however, there can be no assurance that the Company will ever be in a financial position to proceed with a Rights Offering.

     As noted above, pursuant to the 1991 Agreement, four directors serve on the Board as designees of Ivaco (the "Ivaco Board Designees"). To date, however, Ivaco has not exercised control over the Company's operations and generally has not contacted Ivaco Board Designees with respect to their determinations as directors. In connection with their review of the transactions proposed in this proxy statement, Ivaco did not contact any of the Ivaco Board Designees. Nevertheless, all resolutions adopted by the Board of Directors in connection with this proxy statement were first approved by a vote of Directors other than the Ivaco Board Designees and then by the entire Board of Directors. With one director absent from the meeting, the Board of Directors unanimously approved all such resolutions.

     It is intended that the proposed amendment to the Company's Certificate of Incorporation will be filed with the Delaware Secretary of State immediately following stockholder approval.


                 CONSEQUENCES IF THE PROPOSALS ARE NOT APPROVED

     If the proposals set forth in Item 1 through Item 3 are not approved on or before October 31, 1996, the outstanding Series A Preferred Stock provides by its terms that the dividend rate will increase from 6% to 8% per annum for all periods from and after January 1, 1997, (although as described below, the Company may not be permitted to pay the dividend under Delaware law unless it returns to profitability) and the Series A Preferred Stock will become immediately redeemable at the option of the holder at $15 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. Any redemption of Series A Preferred Stock would have a material adverse effect on the Company. In addition, pursuant to the specific terms of the amendment to the Loan Agreement entered into in July 1996, the failure of the stockholders to approve the proposals set forth in Items 1 through Item 3 would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all

                      Preliminary Copy -- Subject To Change

amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a material adverse effect on the Company.

     If any material amount of Series A Preferred Stock is redeemed or an event of default is declared under the Loan Agreement, the Company may have to seek alternative financing. There can be no assurance that the Company would be able to obtain alternative financing or obtain alternative financing on acceptable terms and conditions. Even if alternative financing was obtained, it is probable that it would have materially less favorable terms, in which case the Company's earnings and the market price of the Common Stock could be materially adversely affected.

     None of the proposals will be implemented unless Item 1 and Item 2 are approved. However, the implementation of Item 1 and Item 2 is not conditioned upon the approval of Item 3. Accordingly, a vote against Item 1 or Item 2 or an abstention with respect to Item 1 or Item 2 will generally have the same effect as a vote against all of the Items, but a vote against Item 3 will not affect the implementation of Item 1 and Item 2.


     ITEM 1. ADOPTION OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REDUCE THE PAR VALUE OF THE COMMON STOCK OF THE COMPANY TO $0.01 PER SHARE

     Item 1 is the proposal that the stockholders authorize an amendment to the Company's Certificate of Incorporation which would reduce the par value of each share of Common Stock from $13.33 per share to $0.01 per share.

     The Board of Directors has authorized this proposal and recommends it to stockholders for their approval.

     There are several advantages to the decrease in par value of the Common Stock. The present par value of the Company's Common Stock is atypical of the current trend among modern public corporations whose common stock normally has nominal if any par value. This puts the Company at a disadvantage when raising capital because under Delaware law, a corporation may not issue shares of Common Stock at a price below the par value per share. Currently, the Company may not issue shares of Common Stock for consideration less than $13.33 per share, although at present the market price of the Company's Common Stock is materially lower. As a result, unless the par value of its Common Stock is reduced the Company is prevented from raising equity capital from the sale of its Common Stock. The Company does not have any present intention to issue additional shares of Common Stock or securities convertible or exchangeable into Common Stock.

     A reduction in par value to $0.01 per share would give the Board of Directors the ability to issue shares of Common Stock for whatever consideration (equal to or in excess of the revised par value per share) the Board of Directors determines is reasonable. A reduction in par value also will give the Board of Directors greater flexibility to declare dividends. For example, the par value of issued shares is a component of capital under Delaware law and a corporation organized under Delaware law may declare dividends out of surplus or, in the event there is no surplus, out of its net profits for the fiscal year

                      Preliminary Copy -- Subject To Change

in which the dividend is declared or the preceding fiscal year. Under Delaware law, surplus is defined as net assets less capital. The proposed change in par value will allow the Board of Directors to reduce its capital by an amount equal to the number of outstanding shares of Common Stock multiplied by the reduction in par value of such shares. The Board of Directors has voted to do so contingent upon approval of the reduction in par value by the stockholders. Based upon the shares of Common Stock issued and outstanding on the date of this proxy statement, reducing the par value from $13.33 to $0.01 would allow the Board of Directors to transfer approximately $54,027,784 from capital to surplus, thereby increasing the ability of the Company to pay dividends on any preferred stock or the Common Stock assuming that the Company's net assets exceed its capital. The Company has no present plan to pay dividends on its Common Stock for the foreseeable future. Restoration of dividends on the shares of the Company's Common Stock will depend on various factors, including an improvement in business conditions, sustained profitability and compliance with restrictions contained in the Company's financial agreements.

     If the par value per share of the Company's Common Stock is not reduced, the Company would be unable to (i) effect the recapitalization of the Series A Preferred Stock into convertible preferred stock or (ii) offer its Series A Preferred Stock to all stockholders of the Company pursuant to the Rights Offering. If the stockholders do not approve the reduction in par value by October 31, 1996, the dividend on the Series A Preferred Stock would increase from 6% to 8% per annum and all of such stock would become immediately redeemable at the option of the holder at $15.00 per share plus accrued and unpaid dividends thereon. If redemption were to occur it would have a materially adverse effect on the Company. In addition, it would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a materially adverse effect on the Company.

     The Company's proposal to reduce the par value of the Common Stock will not, in the opinion of the Company, negatively affect the rights of existing stockholders of the Company. Since reduction in the par value of the Company's Common Stock would place the Company in the same situation as most other similarly situated corporations, a reduction in par value of the Common Stock is not expected to affect the market price of the Common Stock.

     The holders of Common Stock do not have preemptive rights to purchase any shares of authorized capital stock of the Company. The Board of Directors may approve the issuance of authorized but unissued shares without further stockholder approval, although, as noted above, the Company does not have any present intention to do so.

     The no par value characteristic of the preferred stock would remain unchanged in all respects upon the adoption of this proposal by the stockholders although the Company is seeking to increase the authorized shares of Common Stock to 25 million shares in Item 2, as described below.

     For the proposed change to the first paragraph of Article IV of the Company's Certificate of Incorporation, see Exhibit A hereto.

                      Preliminary Copy -- Subject To Change

     Pursuant to Article X of the Company's Certificate of Incorporation, an affirmative vote of two-thirds of the outstanding stock of the Company entitled to vote thereon is required to approve the proposed amendment to reduce the par value of Common Stock to $0.01 per share.

     Item 1 will be voted upon by the stockholders of the Company separately from the other items. However, the implementation of each of the other items is conditioned upon approval of Item 1 by the stockholders of the Company. Accordingly, a vote against or an abstention from voting on Item 1 will generally have the same effect as a vote against all the items.

     The Board of Directors recommends a vote "FOR" the proposed amendment to the Certificate of Incorporation to reduce the par value of the Common Stock to $0.01 per share.


     ITEM 2. ADOPTION OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 25,000,000 SHARES

     Item 2 is the proposal that the stockholders authorize an amendment to the Company's Certificate of Incorporation which would increase the authorized Common Stock from 5,000,000 shares to 25,000,000 shares. The Board of Directors has authorized this proposal and recommends it to stockholders for their approval.

     As of the date of this proxy statement, there were 4,056,140 shares of Common Stock issued and outstanding. This leaves a balance of 943,860 authorized shares available for future use as of such date.

     The Board of Directors has authorized and recommends to stockholders for their approval this proposal because it would allow (if Item 1 is also approved)
(i) for the Recapitalization of the Series A Preferred Stock into convertible preferred stock and (ii) the Company to offer its Series A Preferred Stock to all stockholders of the Company pursuant to the Rights Offering which would commence at such time at the Company determines that the Rights Offering is feasible. There can be no assurance that the Company will ever be in a financial position to proceed with a Rights Offering.

     The additional shares of authorized but unissued Common Stock may also be utilized for a variety of proper corporate purposes, including raising additional capital, corporate acquisitions, or stock distributions, none of which are contemplated at this time. The Company has no present intention to issue additional shares of Common Stock or securities convertible or exchangeable into Common Stock. However, the holders of Common Stock do not have preemptive rights to purchase any shares of authorized capital stock of the Company. The Board of Directors may approve the issuance of authorized but unissued shares without further stockholder approval.

                      Preliminary Copy -- Subject To Change

     The no par value characteristic of the preferred stock would remain unchanged in all respects upon the adoption of this proposal by the stockholders.

     Pursuant to Article X of the Company's Certificate of Incorporation, an affirmative vote of two-thirds of the outstanding stock of the Company entitled to vote thereon is required to approve the proposed amendment to increase the authorized Common Stock to 25,000,000 shares.

     In the event that Item 2 is not approved by the stockholders prior to October 31, 1996, the outstanding Series A Preferred Stock provides by its terms that the dividend rate will increase from 6% to 8% per annum for all periods from and after January 1, 1997, and the Series A Preferred Stock will become immediately redeemable at the option of the holder at $15.00 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. Any redemption of Series A Preferred Stock would have a material adverse effect on the Company. In addition, it would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a materially adverse effect on the Company.

     Item 2 will be voted upon by the stockholders of the Company separately from the other items. However, the implementation of each of the other items is conditioned upon approval of Item 2 by the stockholders of the Company. Accordingly, a vote against or an abstention from voting on Item 2 will generally have the same effect as a vote against all the items.

     For the proposed change to the first paragraph of Article IV of the Company's Certificate of Incorporation, see Exhibit A hereto.

     The Board of Directors recommends a vote "FOR" the proposed amendment to the Certificate of Incorporation to increase the authorized Common Stock to 25,000,000 shares.


     ITEM 3. APPROVAL OF RECAPITALIZATION OF SERIES A PREFERRED STOCK SUCH THAT OUTSTANDING SERIES A PREFERRED STOCK IS CONVERTIBLE PURSUANT TO
     SECTION 12 OF THE COMPANY'S CERTIFICATE OF DESIGNATION OF THE SERIES A PREFERRED STOCK.

     Item 3 is the proposal that the stockholders approve the recapitalization of the Series A Preferred Stock, such that the Series A Preferred Stock owned by Ivaco and the Management Purchasers, pursuant to Section 12 of the Company's Certificate of Designation for Series A Preferred Stock filed with the Secretary of State of the State of Delaware on July 30, 1996 ("Certificate of Designation"), would be convertible into Common Stock at the option of the holder of such Series A Preferred Stock (the "Recapitalization"). If approved by stockholders, Item 3 would be effective upon the amendment of the Company's Certificate of Incorporation provided for in Item 1 and Item 2.

                      Preliminary Copy -- Subject To Change

Conversion Rights of Series A Preferred Stock.

     Upon the approval of Item 1, Item 2 and Item 3 by the stockholders of the Company, each share of Series A Preferred Stock will pursuant to its terms become convertible, at the option of the holders thereof, into the number of shares of Common Stock equal to $15.00 (the purchase price of a share of Series A Preferred Stock) divided by a conversion price (the "Conversion Price") equal to 80% of the average closing price of the Common Stock on the NASDAQ National Market System for the ten trading days prior to the date of the Meeting. As an example, based on the average closing price for the Common Stock for the ten trading days prior to September 24, 1996 (which was $4 7/8 per share), each share of Series A Preferred Stock would be convertible into 3.85 shares of Common Stock and the Conversion Price would be $3.90. Accordingly, both Ivaco and the Management Purchasers would be able to convert each shares of Series A Preferred Stock into Common Stock at an 80% discount to the average closing price of the Common Stock for ten days prior to the Meeting. Assuming this Conversion Price and assuming that Ivaco converts all of its shares of Series A Preferred Stock into Common Stock, Ivaco would be the beneficial owner of approximately 63% of the Common Stock. Any fractional shares of Common Stock resulting from such conversion would be paid in cash in an amount equal to the current market price per shares multiplied by such fractional interest.

     The Conversion Price is subject to adjustment if the Company (i) pays a dividend or makes a distribution on its Common Stock, in shares of Common Stock,
(ii) subdivides its outstanding Common Stock into a greater number of shares,
(iii) combines, consolidates or reclassifies its outstanding Common Stock into a smaller number of shares, or (iv) issues by reclassification of its Common Stock any shares of its capital stock. The Conversion Price shall be adjusted so that the holder of Series A Preferred Stock thereafter exchanged will be entitled to receive, upon exchange thereof, the number of shares of capital stock of the Company which he would have been entitled to receive immediately prior to such action if the Series A Preferred Stock had been exchanged at such time. If the Company (i) issues or sells Common Stock, (ii) grants, issues or sells rights, options or warrants to purchase Common Stock or securities convertible into Common Stock, or (iii) grants, issues or sells stock or securities convertible or exchangeable into Common Stock, for an aggregate price per share (including the total amount received and receivable by the Company as consideration for the issue or sale of such securities) which is less than the Conversion Price or the current market price, the Conversion Price shall be reduced to the lower of two formula prices based upon the number of securities issued and the consideration received; provided, however, that no adjustment to the Conversion Price shall be made for three years following the date of the Meeting unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect. The Company may decrease the Conversion Price by an amount from time to time for a period of at least 20 days as long as the decrease is irrevocable during such period.


Consequences of Failure to Approve Item 3

     If the requisite holders of shares of Common Stock of the Company do not approve and authorize Item 1, Item 2 and Item 3 on or before October 31, 1996,

                      Preliminary Copy -- Subject To Change

then (i) the per annum dividend rate of the Series A Preferred Stock shall automatically be increased by 2% to 8% per annum, or to $1.20 from $0.90 per share per annum, from January 1, 1997 and for each quarterly dividend period thereafter and (ii) each holder of shares of Series A Preferred Stock would have the right to have the Company redeem any or all of its shares of Series A Preferred Stock at $15.00 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. Any redemption of Series A Preferred Stock would have a material adverse effect on the Company. In addition, it would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a materially adverse effect on the Company. The willingness of the Company's lenders to enter into the Loan Agreement amendment was conditioned upon the consummation of the Ivaco Agreement and the Management Agreements pursuant to which Ivaco and the Management Purchasers acquired Series A Preferred Stock and the Company received approximately $6,250,000 in gross proceeds.


Other Terms of Series A Preferred Stock

     General. The Board of Directors has the authority to issue Preferred Stock in one or more series, having rights and preferences as the Board may determine. Pursuant to its authority, the Board of Directors authorized the issuance of an aggregate of 416,667 shares of Series A Preferred Stock to Ivaco and the management of the Company on July 30, 1996. See "Background - General."

     Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks senior to the Common Stock and to all other classes and series of equity securities of the Company. No other classes or series of equity securities of the Company subsequently issued shall rank senior to or on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company without prior approval of holders representing 2/3 of the outstanding shares of Series A Preferred Stock. The Series A Preferred Stock shall be junior to indebtedness of the Company issued from time to time, including debentures.

     Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, cumulative cash dividends, payable quarterly, at the rate of 6% per annum, or $0.90 per share per annum (subject to increase to 8% per annum or $1.20 per share, if stockholders approval of Items 1, 2 and 3 is not obtained by October 31, 1996), from the date of issuance and for each quarterly dividend period thereafter. Dividends on the Series A Preferred Stock are payable quarterly in arrears to holders of record on the last day of March, June, September and December of each year to be paid on the 10th day thereafter; provided, however, that the first dividend will be payable on or before January 10, 1997, prorated from the date of issuance. Each such dividend is payable to holders of record as they appear on the books of the Company. Dividends on the Series A Preferred Stock are cumulative and accrue on a daily basis from the date of original issuance of the shares.

                      Preliminary Copy -- Subject To Change

     Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Company, the holders of the shares of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to liquidation, dissolution or winding-up of the Company, distributions in an amount equal to $15.00 per share, plus an amount equal to the accrued and unpaid dividends thereon.

     Optional Redemption. After September 15, 2005, the Company may require holders to redeem any or all of their shares of Series A Preferred Stock, at a cash redemption price per share of $15.00, plus accrued and unpaid dividends subject to certain conditions thereon, subject to the Common Stock having a Current Average Closing Price equal to at least 200% of the Conversion Price. The term "Current Average Closing Price" shall mean the average closing price for 20 consecutive trading days prior to the date of notice of redemption. As stated above, if stockholder approval of Items 1, 2 and 3 is not obtained by October 31, 1996, the holders of the Series A Preferred Stock have the right to redeem any or all of the Series A Preferred Stock at $15.00 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. There is no sinking fund.

     Lack of Voting Rights. The holders of the Series A Preferred Stock shall not, except as otherwise required by law or as set forth below, have any right or power to vote on any matter or in any proceeding or to be represented on any matter or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. The holders of Series A Preferred Stock would only be entitled to vote if the Company intended to (i) amend, alter or repeal any of the preferences or rights of the holders of the Series A Preferred Stock so as to adversely affect such preferences and rights, or (ii) issue any shares of capital stock ranking senior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company. Such events would require the vote of 2/3 of the shares of Series A Preferred Stock outstanding and each holder of the Series A Preferred Stock shall be entitled to one vote for each share standing in his name on the transfer books of the Company as of the record date fixed for such purpose, on any matter as to which they shall be entitled to vote.

     Preemptive Rights. The holders of shares of Series A Preferred Stock do not have any preemptive right to acquire any unissued shares of any stock of the Company, now or hereafter authorized, or any other securities of the Company.


Other

     An affirmative vote of the majority of the outstanding Common Stock voted at the Meeting on Item 3 is required to approve Item 3.

     The Board of Directors recommends a vote "FOR" ITEM 3.

                      Preliminary Copy -- Subject To Change

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, each director of the Company, each executive officer of the Company and all directors and executive officers as a group. The information is furnished as of September 15, 1996.

                                                                          Common Stock                 Series A Preferred Stock
                                                             ------------------------------------  --------------------------------
                                                                 Amount and                          Amount and
                                                                  Nature of           Percent         Nature of         Percent
                    Name and Address of                          Beneficial             of           Beneficial           of
                     Beneficial Owner                           Ownership (1)          Class        Ownership (1)        Class
- -----------------------------------------------------------  -------------------  ---------------  ---------------  ---------------

Ivaco Inc. (2) ............................................        2,018,650 (3)           49.77%          366,667            88.00%
Place Mercantile
770 rue Sherbrooke ouest
Montreal, Quebec,
Canada H3A 1G1

Donald F. Gunning .........................................              150                   *
A. William Hager ..........................................              500                   *
J. W. Hebenstreit .........................................           10,000                   *            21,667             5.20%
E. Lawrence Keyes, Jr. ....................................              150                   *
Michael H. Lane ...........................................           10,600                   *             5,000             1.20%
John B. McKinney ..........................................           40,000                   *            13,333             3.20%
H. Bruce Nethington .......................................            1,000                   *             5,000             1.20%
Robert H. Quenon ..........................................              300                   *
Lawrence K. Roos ..........................................            3,000                   *
Larry J. Schnurbusch ......................................            7,730                   *             5,000             1.20%
Edwin J. Spiegel, Jr. .....................................              350                   *
Lester Varn, Jr. ..........................................              300                   *
George H. Walker III ......................................            2,000 (4)               *

All 13 Directors and Executive Officers as a Group ........           76,080                1.88%           50,000            12.00%

- ----------

* Represents less than one percent of the outstanding Common Stock.

(1)  Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power. Unless otherwise indicated, each holder has sole voting and investment power over the shares reported.

                                       17

                                       Preliminary Copy -- Subject To Change

(2) Ivaco has the sole power to vote or direct the voting of and to dispose of or direct the disposition of all shares of Common
    Stock of the Company which it beneficially owns. In the Ivaco Agreement, the Company granted Ivaco the right to cause the
    Company to (i) use its best efforts to cause the Board of Directors to nominate four persons designated by Ivaco to serve on the
    Company's Board of Directors (ii) to use its best efforts to cause the stockholders of the Company to elect such Directors, and
    (iii) not increase the size of the Board of Directors to greater than nine, in each case, so long as Ivaco, or Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company, is the beneficial owner of 40% or greater of the outstanding shares of Common Stock on a fully diluted basis.

(3) Based upon Schedule 13D forms dated August 6, 1996 filed by Ivaco.

(4) Includes 1,000 shares of Common Stock owned by Mr. Walker's wife. Mr. Walker disclaims beneficial ownership of such shares.


                               EXECUTIVE OFFICERS

     The following persons are the executive officers of the Company:

     John B. McKinney (age 63) has served as President and Chief Executive Officer of the Company since 1983.

     Michael H. Lane (age 53) has served as Vice President -- Finance, Treasurer and Secretary of the Company since 1983.

     J. William Hebenstreit (age 50) has served as Vice President -- Operations of the Company since 1983.

     Larry J. Schnurbusch (age 49) has served as Vice President -- Administration since April 1993. Prior to that time, Mr. Schnurbusch served as Director of Corporate Administration.

     H. Bruce Nethington (age 54) has served as Vice President -- Human Resources since April 1993. From January 1, 1990 to April 12, 1993, Mr. Nethington served as Director -- Industrial Relations. Prior to that time, he served as Director -- Human Resources.

     All of the executive officers of the Company were elected for terms expiring at the Directors meeting immediately following the annual meeting of stockholders in 1996 or until their successors have been duly elected and qualified, or until earlier removed by action of the Board of Directors.


                             EXECUTIVE COMPENSATION

     The following table presents summary information concerning compensation for services rendered to the Company during each of the last three fiscal years by those persons who at December 31, 1995 were the Chief Executive Officer and the other executive officers.

                      Preliminary Copy -- Subject To Change

                           Summary Compensation Table
                                                                       Annual Compensation
                                                                --------------------------------
                                                                                                    Other Annual        All Other
                        Name and                                                      Bonus         Compensation      Compensation
                   Principal Position                   Year       Salary($)          ($)(1)            ($)(2)            ($)(3)
- -----------------------------------------------------   ----   ---------------   ---------------   ---------------   ---------------

John B. McKinney ....................................   1995   $       364,500   $          --     $       562,528   $        36,848
President and Chief Executive Officer                   1994           339,372           277,020           168,431            44,076
                                                        1993           309,246           198,600           121,958            29,519

J. W. Hebenstreit ...................................   1995   $       243,504   $          --     $       312,005   $        12,915
Vice President - Operations                             1994           226,629           138,797            66,185            24,125
                                                        1993           206,502            99,450            81,164            15,761

Michael H. Lane .....................................   1995   $       243,504   $          --     $       339,222   $        14,964
Vice President - Finance, Treasurer and Secretary....   1994           226,629           138,797           129,254            26,293
                                                        1993           206,502            99,450            83,595            17,167

Larry J. Schnurbusch ................................   1995   $       178,008   $          --     $       125,771   $         6,943
Vice President - Administration .....................   1994           165,813            94,700            48,408            15,044
                                                        1993           140,134            60,374              --               7,743

H. Bruce Nethington .................................   1995   $       167,508   $          --     $       145,307   $         8,921
Vice President - Human Resources.....................   1994           156,024            89,114            45,703            17,347
                                                        1993           117,789            51,323              --               7,228
- -----------------

(1) The amounts represent annual bonuses earned under the Company's Discretionary Incentive Compensation Plan. No bonuses were earned under the Plan for 1995.

(2) Amounts reported as Other Annual Compensation consist primarily of income tax payments related to Company contributions to the
    Key Employee Retirement Plan. Such contributions represent taxable income to Plan participants and, under the terms of the Plan, the Company is obligated to reimburse participants for the payment of such taxes. Certain perquisites which the executive officers received in 1993, 1994 and 1995, the aggregate amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus, are not included in Other Annual Compensation.

(3) The amounts shown for 1995 represent life insurance premiums paid by the Company on behalf of the executive officers.

                      Preliminary Copy -- Subject To Change

     The Company did not grant any stock appreciation rights or stock options in 1995. The following table presents certain information concerning stock appreciation rights exercised by the Company's executive officers during 1995:

                                   AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR
                                          AND FISCAL YEAR-END SAR VALUES
                                                                                              Number of        Value of Unexercised
                                                                                         Unexercised SARs at   In-the Money SARs at
                                                                                          Fiscal Year-End(#)   Fiscal Year-End($)(2)
                                                                                         --------------------  --------------------
                                               Number of Shares
                                                  Underlying                                  Exercisable/         Exercisable/
Name                                           SARs Exercised(#)   Value Realized($)(1)      Unexercisable        Unexercisable
- -------------------------------------------  --------------------  --------------------  --------------------  --------------------

John B. McKinney ..........................           --                    --                 7,500/ --             -- / --
J. W. Hebenstreit .........................           --                    --                 2,000/ --             -- / --
Michael H. Lane ...........................           --                    --                 2,000/ --             -- / --
Larry J. Schnurbusch ......................           --                    --                 9,900/ --             -- / --
H. Bruce Nethington .......................           --                    --                 1,500/ --             -- / --

- ----------

(1) Cash payments received equal to the number of shares subject to the SAR times the difference between the closing price of the
    Common Stock on the last trading day preceding the date of exercise and the base price. The base price equals the closing price of the Common Stock on the last trading day preceding the date of grant.

(2) Based on the closing price of the Common Stock on December 31, 1995.


                                  BENEFIT PLANS

     The Company maintains the Laclede Salaried Employees' Pension Plan (the "Pension Plan"), a defined benefit plan which provides a monthly pension to salaried employees of the Company (excluding employees covered by a collective bargaining agreement) who retire or terminate with vested rights in accordance with the provisions of the Pension Plan. Benefits are based upon years of credited service and covered compensation, offset by the participant's Primary Insurance Amount under the Federal Social Security Act. The Company also maintains the Key Employee Retirement Plan (the "Supplement Plan"), the purpose of which is to provide additional retirement income to certain key employees of the Company, including certain of the executive officers. Under the Supplement Plan, as amended, the eligible employees are guaranteed that the total amount received by them each year during retirement from the Pension Plan, Federal Social Security and the Supplement Plan will be equal to 60% of the average of their highest aggregate three consecutive calendar year salary and bonus during their last 10 years of employment with the Company ("Salary Level"), assuming retirement at age 60. The Plan was amended in May 1995 to provide for retirement benefits equal to 70% of the applicable Salary Level, assuming retirement at age

                      Preliminary Copy -- Subject To Change

60. If the employee retires prior to age 60, the applicable percentage of the Salary Level will be reduced 2.5% for each year of retirement age below age 60.

     The estimated aggregate annual benefits payable pursuant to the Pension Plan, the Supplement Plan and Federal Social Security at various assumed salary levels and retirement ages are summarized as follows:

                                          Estimated Annual Retirement
                                    Benefit at the Respective Ages Listed
                              -------------------------------------------------
       Salary Level*             50            53           56            60
- -------------------------     ---------    ---------    ---------    ----------

$175,000.................     $  91,875    $ 101,063    $ 110,250    $ 122,500
$225,000.................     $ 118,125    $ 129,938    $ 141,750    $ 157,500
$275,000.................     $ 144,375    $ 158,813    $ 173,250    $ 192,500
$325,000.................     $ 170,625    $ 187,688    $ 204,750    $ 227,500
$375,000.................     $ 196,875    $ 216,563    $ 236,250    $ 262,500
$425,000.................     $ 223,125    $ 245,438    $ 267,750    $ 297,500
$475,000.................     $ 249,375    $ 274,313    $ 299,250    $ 332,500
$525,000.................     $ 275,625    $ 303,188    $ 330,750    $ 367,500
$575,000.................     $ 301,875    $ 332,063    $ 362,250    $ 402,500
$625,000.................     $ 328,125    $ 360,938    $ 393,750    $ 437,500
$675,000.................     $ 354,375    $ 389,813    $ 425,250    $ 472,500

- ----------
* Salary level assumes the average of the highest aggregate three consecutive calendar year earnings for eligible executive officers during the last ten years of their employment.

     Messrs. McKinney, Hebenstreit, Lane, Schnurbusch and Nethington have accumulated 39, 28, 23, 27 and 28 credited years of service, respectively. The current compensation level for each of the eligible executive officers in the Supplement Plan is: Mr. McKinney, $547,243; Mr. Hebenstreit, $326,193; Mr. Lane, $326,193; Mr. Schnurbusch, $221,627; and Mr. Nethington, $193,919.

     The Company also maintains the Laclede Steel Company Salaried Employees' Profit Sharing Plan (the "Profit Sharing Plan") for the purposes of encouraging eligible employees to develop initiative and productivity and providing the employees with additional retirement benefits. The Profit Sharing Plan is intended to qualify as a cash deferred compensation arrangement under Section 401(k) of the Internal Revenue Code. Salaried employees of the Company are eligible to participate in the Profit Sharing Plan.


                              EMPLOYMENT CONTRACTS

     Messrs. McKinney, Hebenstreit, Lane, Schnurbusch and Nethington each has an employment agreement with the Company (the "Employment Agreements"). Effective

                      Preliminary Copy -- Subject To Change

October 17, 1994, Mr. McKinney's Employment Agreement provides for a minimum salary of $364,500 for his services as President and Chief Executive Officer, while the Employment Agreements of Messrs. Hebenstreit and Lane provide for a minimum salary of $243,500 for their services, respectively, as Vice President
- -- Operations and Vice President -- Finance, Treasurer and Secretary. Also effective October 17, 1994, Mr. Schnurbusch's Employment Agreement provides for a minimum salary of $178,000 for his services as Vice President -- Administration and Mr. Nethington's Employment Agreement provides for a minimum salary of $167,500 for his services as Vice President -- Human Resources. The Employment Agreements continue through August 2, 1999. The Employment Agreements were amended as of July 30, 1996 in connection with the purchase by Ivaco and the Management Purchasers of certain shares of Series A Preferred Stock to eliminate previously existing payments to the Management Purchasers in the event of a change of control of the Company.


                              STOCKHOLDER PROPOSALS

     If stockholder proposals are to be considered for inclusion in the Company's proxy statement for a forthcoming annual meeting of the Company's stockholders, such proposals must be submitted on a timely basis and the proposals and proponents thereof otherwise must meet the requirements established by the Commission for stockholder proposals. Proposals for the 1997 annual stockholders' meeting will not be deemed to be timely submitted unless they are received by the Company at its principal executive office no later than December 6, 1996. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.


                               DISSENTER'S RIGHTS

     The stockholders of the Company have no Dissenter's Rights of Appraisal under Section 262 of the Delaware General Corporation Law or under the Company's Certificate of Incorporation with regard to the items set forth in the Proxy Statement.


                                     GENERAL

     No business other than as above specified will be presented at the Meeting.

                                        By order of the Board of Directors.

                                        MICHAEL H. LANE
                                        Secretary

September 30, 1996

                                                                       EXHIBIT A

               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

         RESOLVED, that the first paragraph of ARTICLE IV of the Company's Certificate of Incorporation, as heretofore amended, shall be deleted in its entirety and the following paragraph substituted in lieu thereof:

                                   "ARTICLE IV

         The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty Seven Million (27,000,000), of which Twenty Five Million (25,000,000) shares shall be Common Stock of the par value of One Cent ($0.01) each and of which Two Million (2,000,000) shares shall be Preferred Stock without par value."

                                                                         ANNEX A

                                 FORM OF PROXY

                                      PROXY
                              LACLEDE STEEL COMPANY
                SPECIAL MEETING OF STOCKHOLDERS OCTOBER __, 1996
           This proxy is solicited on behalf of the Board of Directors

         The undersigned hereby appoints John B. McKinney and Michael H. Lane, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Laclede Steel Company, a Delaware corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Metropolitan Square Building, 40th Floor, 211 North Broadway, St. Louis, Missouri, on __________________ , October __, 1996, at 9:00 a.m., Central
Daylight Time, and at any adjournments thereof, with all powers the undersigned would possess if personally present.

ITEM 1. Approving the amendment to the Certificate of Incorporation of the Company to provide for a reduction of the par value per share of the Common Stock from $13.33 per share to $0.01 per share;

        / / FOR                    / / AGAINST                       / / ABSTAIN

ITEM 2. Approving the amendment to the Certificate of Incorporation of the Company to provide for an increase in authorized Common Stock from 5,000,000 shares to 25,000,000 shares;

        / / FOR                    / / AGAINST                       / / ABSTAIN

ITEM 3. Approving the recapitalization of the Company's Series A Preferred Stock, no par value per share (the "Series A Preferred Stock") into convertible preferred stock, effective upon the amendment of the Company's Certificate of Incorporation provided for in Item 1 and Item 2; and

        / / FOR                    / / AGAINST                       / / ABSTAIN

       THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

               --------------------------------------------------

       IF YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE CHECK THIS BOX / /

                           Signature __________________ Date __________, 1996
                           Signature __________________ Date __________, 1996

                                  Please sign name or names exactly as
                                     printed hereon. If signing as a
                                 representative, please include capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.